Herman Miller Reports Fourth Quarter Fiscal 2021 Results
•Pending acquisition of Knoll, Inc. to create the preeminent leader in modern design
•Continued sales growth for International Contract segment and improved demand trends for North America Contract
•Record quarterly sales for the Retail segment and segment operating margin of 19.2%
Webcast to be held Tuesday, June 29, 2021, at 9:30 am ET

Release	Immediate
Date	June 28, 2021
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Fourth Quarter Fiscal 2021 Financial Results

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
(Dollars in millions, except per share data)	May 29, 2021	May 30, 2020	% Chg.	May 29, 2021	May 30, 2020	% Chg.
Net Sales	$621.5	$475.7	30.6%	$2,465.1	$2,486.6	(0.9)%
Gross Margin %	36.0%	34.9%	N/A	38.5%	36.6%	N/A
Operating Expenses	$202.6	$154.9	30.8%	$704.9	$717.3	(1.7)%
Impairment Charges	$—	$205.4	N/A	$—	$205.4	N/A
Restructuring Expenses	$1.2	$16.9	(92.9)%	$2.7	$26.4	(89.8)%
Acquisition and Integration Charges	$11.0	$—	N/A	$11.0	$—	N/A
Operating Earnings %	1.5%	(44.4)%	N/A	9.4%	(1.5)%	N/A
Adjusted Operating Earnings %*	7.0%	3.3%	N/A	10.9%	8.3%	N/A
Net Earnings Attributable to Herman Miller, Inc.	$7.4	$(173.7)	N/A	$173.1	$(9.1)	N/A
Earnings Per Share – Diluted	$0.12	$(2.95)	N/A	$2.92	$(0.15)	N/A
Adjusted Earnings Per Share – Diluted*	$0.56	$0.11	409.1%	$3.33	$2.61	27.6%
Orders	$689.4	$535.3	28.8%	$2,441.2	$2,538.6	(3.8)%
Backlog	$446.9	$470.8	(5.1)%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.

To our shareholders:

It is an exciting time for Herman Miller and all of our stakeholders. In the fourth quarter of fiscal 2021, we made tremendous progress against our strategic priorities, drove continued momentum in our Retail business, saw the beginning of a rebound in our Contract business, and announced an agreement to acquire Knoll. We’ll share more about the pending acquisition later, but first we want to reflect on the advances we made in the quarter and celebrate the efforts of our teams around the world. We closed the year with a renewed sense of purpose and there is much to be optimistic about as we start a new fiscal year.

At the core of our strategy is a commitment to meeting our customers everywhere they are. We understand their evolving and unique needs and expectations, and with our broad product portfolio, differentiated sales channels, and extensive distribution capabilities, we deliver tailored solutions that improve life, wherever it happens.

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Our results for the quarter reflect the strength of our diversified business, and we will continue to build upon our strategy to grow and create value for all our stakeholders as we move forward.

Strong Financial Results
Consolidated net sales for the quarter of $621.5 million were up by 30.6% compared to last year and up 27.9% organically, which excludes the impact of foreign currency translation. Orders in the quarter of $689.4 million were up 28.8% compared to the prior year on a reported basis and up 26.0% organically. Additional perspective on the sales and order trends for each of our business segments follows:

Retail Segment
Our Retail business continued its impressive growth trajectory with sales and orders up 106.1% and 81.0% over last year, respectively. We saw year-over-year growth in every product category in the quarter.

North America Contract Segment
With many companies beginning to return to their offices, activity levels are increasing across North America. This resulted in sequential demand improvements in the quarter, with order levels up 21.2% compared to last quarter. Compared to the fourth quarter of last fiscal year, sales were down by 4.2%, while orders were flat.

International Contract Segment
With the impact of the pandemic moderating in many parts of the world, we continue to benefit from increased activity in many international regions. Our International business delivered year-over-year growth in both sales and orders. On a reported basis, sales were up 58.2%, while orders increased by 55.2% compared to the prior year. On an organic basis, adjusted for the impact of foreign currency translation, sales increased by 48.4% and orders were 45.4% higher than last year.

Operating margin for the quarter was 1.5% compared to (44.4)% last year. On an adjusted basis, which excludes special charges totaling $22.1 million primarily associated with the retroactive payment of employee benefits that were reinstated related to the first three quarters of the fiscal year, $11.0 million of acquisition-related expenses, and $1.2 million of restructuring charges, consolidated operating margin of 7.0% was 370 basis points higher than last year. These results were driven by a combination of gross margin expansion and our continued focus on managing operating expenses. The Retail segment delivered another quarter of strong profitability with a segment operating margin of 19.2%.

Gross margin of 36.0% was 110 basis points higher than last year, reflecting strong channel and product mix. Reported consolidated operating expenses for the quarter were $214.8 million, compared to $377.2 million in the prior year. Consolidated operating expenses of $190.9 million, excluding special charges, acquisition-related costs, impairment, and restructuring expenses, were up $41.5 million from last year primarily due to temporary cost reductions we put in place to weather demand pressures from the onset of COVID-19 and higher variable selling expenses.

Diluted earnings per share in the fourth quarter totaled $0.12 on a reported basis, compared to a loss of $2.95 last year. On an adjusted basis, diluted earnings per share totaled $0.56 for the quarter, compared to $0.11 in the prior year.

For the full fiscal year, net sales were $2.47 billion, reflecting a year-over-year decrease of 0.9%. On an organic basis, net sales decreased by 5.7% compared to last fiscal year. Diluted earnings per share for the full year totaled $2.92 compared to a loss per share of $0.15 last year. On an adjusted basis, diluted earnings per share totaled $3.33 in fiscal 2021 compared to $2.61 in fiscal 2020, behind the strength of improved gross margins and well-managed operating expenses.

Our liquidity position also remains strong, with cash on hand and availability on our revolving credit facility totaling $661.6 million at the end of the quarter. Cash flow from operations during the quarter totaled $72.2 million. Our gross-debt to EBITDA ratio was 0.9x at quarter-end. With cash on hand of $396.4 million and gross debt of $277.10 million, our balance sheet reflected a net cash position at the end of the quarter.

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Herman Miller Retail Continues to Drive Growth
Herman Miller Retail delivered another quarter of record-breaking performance, with our highest ever monthly sales in May and the best quarterly sales performance in company history. Sales for home office and workplace-related products remained strong this quarter, increasing by 213% over last year. This quarter also reflected continued momentum across categories beyond home office and DWR Contract, with order growth of 96% over last year when those categories are excluded.

We continue to benefit from our omni-channel direct-to-consumer approach, which drives growth through our digital channels, where sales were up 158% from last year, and our retail stores, where comparable brand sales increased by 73% over the prior year. Brick and mortar store traffic was especially strong in the second half of the quarter, with most of our stores and studios globally now reporting in-store traffic at, or above, pre-pandemic levels. We opened our HAY Berkeley store in California in April to high customer interest, where initial traffic levels have been consistently comparable to those for the brand’s flagship “HAY House” in Copenhagen, Denmark. Other recently opened stores, including Fulton Market in Chicago, our DWR store in Southampton, NY, and our newest Herman Miller seating store in Greenwich, CT, are also performing above our expectations.

The continued out-performance of our stores around the world is a testament to the vision of our Retail leadership team and their deep understanding of the needs of our customers. For example, we know a segment of our Retail customers are intentional shoppers who prefer to experience these types of highly-considered purchases before buying and they value the in-person support provided by our dedicated performance specialists.

At the same time, we have not wavered in our commitment to our digital-first strategy and continue to grow our eCommerce business. Our new Herman Miller online store launched in late May with a variety of features built to make our customers’ journey smoother and easier. These changes include a fresh new design, AI-driven product recommendations, customer-centric website navigation, and enhanced storytelling content for products, designers, and the brand. HAY’s redesigned website will launch this fall and will be followed by redesigned Herman Miller sites in Europe and Asia and a new HAY Europe site in 2022.

In addition to our efforts to meet our customers everywhere, we are launching a steady drumbeat of new products designed to capture new customers and inspire returning customers. Year-to-date, we have introduced more than 17,000 new product SKUs across Herman Miller, DWR, and HAY, with a special focus on Upholstery, Outdoor, Gaming, Accessories, and Art. Many of those new SKUs can be optimized across two or three of our retail banners. In the fourth quarter, we added over 4,600 new SKUs, including a Black Edition of the Embody Gaming Chair launched as part of our strategy to respond quickly to player feedback – in this case for more color options, which was made available through our Herman Miller and DWR channels. Perhaps most notably, we reissued the Wilkes Modular Sofa Group (fondly known as the "Chiclet" chair), through our Herman Miller and DWR channels, receiving strong media coverage which helped drive early order numbers for this modern design icon. (see https://www.hermanmiller.com/stories/why-magazine/ray-wilkes-chiclet-modular-sofa-group-history/).

Research and customer insights are integral to our problem-solving design approach, but until now we have primarily focused our research on the workplace. We know post-pandemic life is bringing a broad range of societal shifts and new opportunities to improve spaces everywhere. Both consumers and organizations are rethinking the evolving role of the home in work and everyday life. To capitalize on this rare opportunity, we recently launched the most comprehensive research study on home life in Herman Miller’s history. Our customers around the world are providing us with a deeper understanding of their homes through digital-first research tools. The trove of data we’re collecting will fuel insights that expand our understanding of the retail and residential market, drive product innovation, and enable new ways of connecting with consumers to generate revenue opportunities within our Retail segment.

We have a wide range of investments planned for Retail over the next twelve months and remain very optimistic about the future, especially with the powerful combination of Herman Miller and Knoll for consumers. We continue to expect the Retail segment will deliver double digit revenue growth and operating margins in the low teens moving forward.

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Leading the Way into the New World of Work
The long-awaited “return to the office” is upon us. Around the world, customers are activating their plans to bring their people back to the office – in many cases on accelerated timelines given the access to vaccines and loosening restrictions. We know the C-suite is paying more attention than ever before to their workplace and how it can shape culture and increase productivity. They are looking to us to help them define the new world of work for their companies. Our decades of research around the future of work continue to position us at the front of this workplace transformation and our thought leadership position on the future of work has never been a more valuable differentiator than it is today.

Just as recovery patterns have varied by region, we are seeing regional differences in how our customers are returning to their workspaces. Our International business, specifically the Asia-Pacific and EMEA regions, have benefited from an early recovery and return to the office, as evidenced by 39% and 69% year-over-year sales growth this quarter, respectively.

We began to see wide-spread activity increases across the US in the second half of the fourth quarter. This spike in activity is being felt across the commercial real estate and interior design industries. According to the VTS Office Demand Index, national demand for office space jumped 28% in March from the prior month and is now just 9% below pre-pandemic levels[1]. Cushman & Wakefield recently reported that 26% of office workers in major cities were back in the office as of April 2021, up from a low of 15% occupancy in February [2]. The AIA architectural billings index also has increased every month since December 2020.
Our internal data mirrors these macro-indicators. After strong sequential improvement last quarter, our funnel activity was up another 8% over Q3, mock-up activity was up 159% over last year, and proposal center activity was back to pre-pandemic activity levels.

Early in the quarter, we introduced the OE1 Workplace Collection, a dynamic and flexible collection of mobile tables, movable walls, height adjustable workstations, and storage trolleys that empowers individuals to design the environment they need based on the work they are doing in the moment. Our research over the last year has only intensified our belief in the relevance of this product line, with workers demanding even more variety, choice, and control as they return to the office. The early response to OE1 has been extraordinarily positive, as executives and facility managers alike immediately see the benefits of a furniture solution that can adapt quickly to ensure the workplace remains productive, relevant, and desirable. (see https://www.hermanmiller.com/products/portfolios/oe1-workspace-collection/).

In addition to product innovation, we remain focused on digital innovation. In April we launched Herman Miller Professional, a new eCommerce experience built for small to mid-size businesses. In the first six weeks, we saw more than 500 new projects created on the platform. We are reaching new customers who aren’t currently ordering through our retail or dealer channels, and those who register are responding positively to our unique custom quoting process and business pricing. (see https://www.hermanmiller.com/press/press-releases/herman-miller-launches-new-ecommerce-marketplace-for-small-businesses/).

As part of our strategy to generate new insights and build relationships that will help grow our core Contract business, we recently joined the Future Forum in founding partnership with Slack, FORTUNE, Boston Consulting Group, and Management Leadership for Tomorrow. Future Forum is helping executives at leading companies deliver on the transformation needed to thrive in the post-pandemic world through data, dialogue, and actionable insight. Our participation affords direct collaboration with Fortune 500 executives and further amplifies our credibility beyond the furniture industry. (see https://www.hermanmiller.com/press/press-releases/herman-miller-joins-the-future-forum-to-redesign-work-at-home-and-in-the-office/).

1 VTS. Office Demand Index. April 2021.
2 Cushman Wakefield. United States Office Leasing Trends, What We Learned Q1 2021. May 2021.

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Knoll Update
In April, we announced that we entered into a definitive agreement with Knoll, under which Herman Miller will acquire Knoll in a cash and stock transaction valued at $1.8 billion. The transaction, which was approved by the Boards of Directors of both companies, is expected to close within one week from the date of the shareholder special meetings on July 13, 2021, pending Herman Miller and Knoll shareholder approvals and satisfaction of customary closing conditions. On June 2, 2021, the statutory waiting period for the proposed transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired.

This combination brings together two pioneering and iconic brands to create the preeminent leader in modern design, transforming our industry during a period of unprecedented disruption. With a broader portfolio, global footprint, and advanced digital capabilities, our combined company will be poised to meet our customers everywhere life happens.

Together, we will have increased reach and the ability to better serve our global customer bases through our well-established distribution channels across the contract furnishings sector, residential trade segment, and retail audience. We will scale our investments in new and expanded digital capabilities to further accelerate our digital and technology transformation. Combining with Knoll will also create exciting new career opportunities for our people around the world, furthering our commitment to becoming a world-class global employer.

In anticipation of deal close, we are advancing robust integration planning efforts. In addition to establishing an integration management office, we have identified the commercial, manufacturing/operations, and functional integration planning teams that will be responsible for ensuring Day One readiness, designing organizational structures and operating processes, and creating detailed synergy plans for their respective areas. Until the transaction closes, Herman Miller and Knoll remain separate, independent companies. Post-close, these teams will be responsible for the implementation of these work plans.

Our goal is to bring the best of both companies together as we unite to create our new combined organization. With that guiding principle, teams at Herman Miller and Knoll are working closely to ensure the integration will be a seamless process for our people, our partners, and our customers.

Additional information on the transaction and related materials can be found on our transaction website. (see www.NewLeaderInModernDesign.com).

Progress on our Journey to Creating a Better World
Nearly a year ago, we outlined a series of actions we would take to improve diversity, equity, and inclusion (DEI) in our company, our industry, and our communities. While we still have a long way to go, we have made considerable progress in the past year. We recently updated the Taking Action section of our website to highlight our progress to date. In April we hosted our first “Days of Understanding” as part of our partnership with CEO Action. Over three days, we held a variety of global internal conversations about culture, race, and identity. These conversations help us become a more empathetic and supportive community as we gain insight into the lived experiences of our colleagues. (see https://www.hermanmiller.com/better-world/inclusiveness-and-diversity/taking-action-toward-equity/our-progress/).

We have also been spearheading the development of a global, multi-company collaboration that will bring together organizations from a variety of industries, all of whom are willing to commit the resources needed to increase diversity in the design industry. We are very excited to share with you that this initiative, the Diversity in Design (DID) Collaborative, formally launched on June 15, 2021. (see https://diversityindesign.com/).

The Collaborative includes companies across a range of disciplines - including industrial design, fashion, technology, graphic design, and architecture - united by a common belief that diversity plays a critical role in creating strong, impactful businesses and innovation. DID seeks to create and foster systemic change by increasing diversity across all design fields, with the understanding that such change requires commitment, strategic action, and financial support. DID members will work together to design and implement programming aimed to increase opportunity at various

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points along the educational and employment pipeline, with a focus on teens, college-age design students, and emerging professionals.

DEI has long been a pillar of our overall commitment to creating a Better World, and we have never been more dedicated to this work than we are today. That said, we remain equally committed to our overall environmental, social, and governance performance, and to creating a more sustainable, equitable world. We know our customers care deeply about these topics, and they are often a key factor in their final purchase decisions.

As one example of our sustainability efforts, in March we introduced Revenio, our newest textile collection made entirely from recycled and ocean-bound plastic materials, including an industry-leading biodegradable textile. Revenio is designed to alleviate global waste without sacrificing aesthetics, performance, or longevity. We estimate Revenio will divert the equivalent of 4.6 million – or 37,000 pounds – of discarded plastic bottles from reaching the ocean each year. (see https://www.hermanmiller.com/press/press-releases/herman-miller-introduces-its-most-sustainable-textile-collection/)

While there will always be more to do, we are excited by the progress we’ve made in the past year and we’re looking forward to having an even greater impact in the coming year.

Outlook
As the pandemic subsides, we have increasing clarity relative to business expectations moving forward. As a result, we are reestablishing the practice of providing quarterly sales and earnings guidance. We expect sales in the first quarter of fiscal 2022 to range between $640 million and $670 million. The mid-point of this range implies revenue growth of 4.5% compared to the same quarter last year. We anticipate adjusted earnings per share to be between $0.52 and $0.58. As the company cannot predict some elements that are included in reported GAAP results, Herman Miller provides certain guidance on a non-GAAP basis as further discussed in the non-GAAP financial measures section below. Our outlook does not include any impact related to the pending acquisition of Knoll.

Looking Forward to an Exciting Future
Throughout a trying year, our people around the world have shown time and again that we can pivot quickly to capture opportunities everywhere they exist. We close fiscal 2021 incredibly proud of what we’ve achieved, and we enter the new fiscal year with a great deal of optimism, fueled by growing momentum across all segments of our businesses and the opportunities ahead from the pending acquisition of Knoll.

As always, we appreciate your continued support of our company, and we look forward to a very exciting year together.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

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Financial highlights for the three months and twelve months ended May 29, 2021 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended				Twelve Months Ended
	May 29, 2021		May 30, 2020		May 29, 2021		May 30, 2020
Net Sales	$621.5	100.0%	$475.7	100.0%	$2,465.1	100.0%	$2,486.6	100.0%
Cost of Sales	397.5	64.0%	309.9	65.1%	1,515.9	61.5%	1,575.9	63.4%
Gross Margin	224.0	36.0%	165.8	34.9%	949.2	38.5%	910.7	36.6%
Operating Expenses	202.6	32.6%	154.9	32.6%	704.9	28.6%	717.3	28.8%
Impairment Charges	—	—%	205.4	43.2%	—	—%	205.4	8.3%
Restructuring Expenses	1.2	0.2%	16.9	3.6%	2.7	0.1%	26.4	1.1%
Acquisition and Integration Charges	11.0	1.8%	—	—%	11.0	0.4%	—	—%
Operating Earnings (Loss)	9.2	1.5%	(211.4)	(44.4)%	230.6	9.4%	(38.4)	(1.5)%
Gain on Consolidation of Equity Method Investment	—	—%	5.7	1.2%	—	—%	36.2	1.5%
Other Expenses, net	2.1	0.3%	3.7	0.8%	4.2	0.2%	11.2	0.5%
Earnings (Loss) Before Income Taxes and Equity Income	7.1	1.1%	(209.4)	(44.0)%	226.4	9.2%	(13.4)	(0.5)%
Income Tax (Benefit) Expense	(1.9)	(0.3)%	(29.8)	(6.3)%	47.9	1.9%	6.0	0.2%
Equity Income, net of tax	0.3	—%	1.3	0.3%	0.3	—%	5.0	0.2%
Net Earnings (Loss)	9.3	1.5%	(178.3)	(37.5)%	178.8	7.3%	(14.4)	(0.6)%
Net Earnings (Loss) Attributable to Redeemable Noncontrolling Interests	1.9	0.3%	(4.6)	(1.0)%	5.7	0.2%	(5.3)	(0.2)%
Net Earnings (Loss) Attributable to Herman Miller, Inc.	$7.4	1.2%	$(173.7)	(36.5)%	$173.1	7.0%	$(9.1)	(0.4)%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.12		($2.95)		$2.94		($0.15)
Weighted Average Basic Common Shares	59,005,945		58,771,821		58,931,268		58,920,653
Earnings Per Share – Diluted	$0.12		($2.95)		$2.92		($0.15)
Weighted Average Diluted Common Shares	59,918,132		58,771,821		59,389,598		58,920,653

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
(Unaudited) (Dollars in millions)	May 29, 2021	May 30, 2020
Cash provided by (used in):
Operating activities	$332.3	$221.8
Investing activities	(59.9)	(168.1)
Financing activities	(347.7)	244.0
Effect of exchange rate changes	17.7	(2.9)
Net change in cash and cash equivalents	(57.6)	294.8
Cash and cash equivalents, beginning of period	454.0	159.2
Cash and cash equivalents, end of period	$396.4	$454.0

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	May 29, 2021	May 30, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$396.4	$454.0
Short-term investments	7.7	7.0
Accounts receivable, net	204.7	180.0
Unbilled accounts receivable	16.4	19.5
Inventories, net	213.6	197.3
Prepaid expenses and other	52.7	59.3
Total current assets	891.5	917.1
Net property and equipment	327.2	330.8
Right of use assets	214.7	193.9
Other assets	628.5	612.1
Total Assets	$2,061.9	$2,053.9

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$178.4	$128.8
Short-term borrowings and current portion of long-term debt	2.2	51.4
Accrued liabilities	320.2	290.0
Total current liabilities	500.8	470.2
Long-term debt	274.9	539.9
Lease liabilities	196.9	178.8
Other liabilities	162.7	171.6
Total Liabilities	1,135.3	1,360.5
Redeemable Noncontrolling Interests	77.0	50.4
Stockholders' Equity	849.6	643.0
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$2,061.9	$2,053.9

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Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains certain non-GAAP financial measures such as Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline). Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from adjustments related to restructuring expenses, impairments, acquisition and integration charges, and other special charges or gains, including related taxes. Adjusted Operating Earnings (Loss) represents reported operating earnings plus restructuring expenses, impairments, acquisition and integration charges, and other special charges. Adjusted Gross Margin represents gross margin plus other special charges. Restructuring expenses include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program. Special charges include certain costs arising as a direct result of COVID-19, and retroactive payments related to reinstated employee benefits. Organic Growth represents the change in sales and orders, excluding currency translation effects and the impact of acquisitions. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline) are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The North America Contract segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the Company's owned contract furniture dealer is also included in the North America Contract segment. North America Contract also includes the operations associated with the design, manufacture, and sale of high-craft furniture products and textiles including Geiger wood products, Maharam textiles, Nemschoff healthcare and Herman Miller Collection products. The International Contract segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, in the EMEA, Latin America and Asia-Pacific geographic regions. The Retail segment includes operations associated with the sale of modern design furnishings and accessories to third party retail distributors, as well as direct to consumer sales through eCommerce and Design Within Reach, HAY, and Herman Miller retail stores and studios. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

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A. Reconciliation of Operating Earnings to Adjusted Operating Earnings by Segment

	Three Months Ended				Twelve Months Ended
	May 29, 2021		May 30, 2020		May 29, 2021		May 30, 2020
North America Contract
Net Sales	$264.0	100.0%	$275.6	100.0%	$1,194.0	100.0%	$1,598.2	100.0%
Gross Margin	76.0	28.8%	93.6	34.0%	413.4	34.6%	580.6	36.3%
Total Operating Expenses	101.0	38.3%	139.1	50.5%	339.3	28.4%	449.7	28.1%
Operating Earnings	(25.0)	(9.5)%	(45.5)	(16.5)%	74.1	6.2%	130.9	8.2%

Adjustments
Special Charges	21.6	8.2%	6.8	2.5%	21.9	1.8%	7.5	0.5%
Impairment	—	—%	43.2	15.7%	—	—%	43.2	2.7%
Restructuring	1.2	0.5%	11.8	4.3%	3.8	0.3%	18.7	1.2%
Adjusted Operating Earnings	$(2.2)	(0.8)%	$16.3	5.9%	$99.8	8.4%	$200.3	12.5%

International Contract
Net Sales	$181.5	100.0%	$114.7	100.0%	$669.0	100.0%	$502.8	100.0%
Gross Margin	62.3	34.3%	37.6	32.8%	238.9	35.7%	168.5	33.5%
Total Operating Expenses	40.2	22.1%	56.7	49.4%	145.9	21.8%	150.3	29.9%
Operating Earnings	22.1	12.2%	(19.1)	(16.7)%	93.0	13.9%	18.2	3.6%

Adjustments
Special Charges	—	—%	(2.2)	(1.9)%	0.8	0.1%	2.9	0.6%
Impairment	—	—%	23.2	20.2%	—	—%	23.2	4.6%
Restructuring	—	—%	3.9	3.4%	(1.1)	(0.2)%	4.8	1.0%
Adjusted Operating Earnings	$22.1	12.2%	$5.8	5.1%	$92.7	13.9%	$49.1	9.8%

Retail
Net Sales	$176.0	100.0%	$85.4	100.0%	$602.1	100.0%	$385.6	100.0%
Gross Margin	85.7	48.7%	34.6	40.5%	296.9	49.3%	161.6	41.9%
Total Operating Expenses	51.9	29.5%	176.5	206.7%	179.7	29.8%	309.9	80.4%
Operating Earnings (Loss)	33.8	19.2%	(141.9)	(166.2)%	117.2	19.5%	(148.3)	(38.5)%

Adjustments
Special Charges	0.5	0.3%	—	—%	0.6	0.1%	—	—%
Impairment	—	—%	139.0	162.8%	—	—%	139.0	36.0%
Restructuring	—	—%	1.2	1.4%	—	—%	2.9	0.8%
Adjusted Operating Earnings (Loss)	$34.3	19.5%	$(1.7)	(2.0)%	$117.8	19.6%	$(6.4)	(1.7)%

Corporate
Operating Loss	$(21.7)	—%	$(4.9)	—%	$(53.7)	—%	$(39.2)	—%

Adjustments
Special Charges	—	—%	—	—%	—	—%	1.9	—%
Acquisition and Integration Charges	11.0	—%	—	—%	11.0	—%	—	—%
Adjusted Operating Loss	$(10.7)	—%	$(4.9)	—%	$(42.7)	—%	$(37.3)	—%

Herman Miller, Inc.
Net Sales	$621.5	100.0%	$475.7	100.0%	$2,465.1	100.0%	$2,486.6	100.0%
Gross Margin	224.0	36.0%	165.8	34.9%	949.2	38.5%	910.7	36.6%
Total Operating Expenses	214.8	34.6%	377.2	79.3%	718.6	29.2%	949.1	38.2%
Operating Earnings	9.2	1.5%	(211.4)	(44.4)%	230.6	9.4%	(38.4)	(1.5)%

Adjustments
Special Charges	22.1	3.6%	4.6	1.0%	23.3	0.9%	12.3	0.5%
Impairment	—	—%	205.4	43.2%	—	—%	205.4	8.3%
Restructuring	1.2	0.2%	16.9	3.6%	2.7	0.1%	26.4	1.1%
Acquisition and Integration Charges	11.0	1.8%	—	—%	11.0	0.4%	—	—%
Adjusted Operating Earnings	$43.5	7.0%	$15.5	3.3%	$267.6	10.9%	$205.7	8.3%

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B. Reconciliation of Earnings per Share to Adjusted Earnings per Share

	Three Months Ended		Twelve Months Ended
	May 29, 2021	May 30, 2020	May 29, 2021	May 30, 2020
Earnings per Share - Diluted	$0.12	$(2.95)	$2.92	$(0.15)

Less: Gain on consolidation of equity method investments	—	(0.12)	—	(0.63)
Less: Gain on legal settlement, after tax	(0.01)	—	(0.06)	—
Add: Special charges, after tax	0.29	0.06	0.30	0.15
Add: Impairment charges, after tax	—	2.90	—	2.90
Add: Acquisition and integration charges, after tax	0.16	—	0.15	—
Add: Restructuring expenses, after tax	—	0.22	0.02	0.34
Adjusted Earnings per Share - Diluted	$0.56	$0.11	$3.33	$2.61

Weighted Average Shares Outstanding (used for Calculating Adjusted Earnings per Share) – Diluted	59,918,132	58,771,821	59,389,598	58,920,653
Note: The adjustments above are net of tax. For the three months ended May 29, 2021 and May 30, 2020, the tax impact of the adjustments were $.11 and $.55, respectively. For the twelve months ended May 29, 2021 and May 30, 2020, the tax impact of the adjustments were $.10 and $0.62, respectively.

C. Reconciliation of Gross Margin to Adjusted Gross Margin

	Three Months Ended				Twelve Months Ended
	May 29, 2021		May 30, 2020		May 29, 2021		May 30, 2020
Gross Margin	$224.0	36.0%	$165.8	34.9%	$949.2	38.5%	$910.7	36.6%
Special Charges	10.4	1.7%	(0.9)	(0.2)%	11.4	0.5%	0.5	—%
Adjusted Gross Margin	$234.4	37.7%	$164.9	34.7%	$960.6	39.0%	$911.2	36.6%

D. Organic Sales Growth by Segment

	Three Months Ended				Three Months Ended
	May 29, 2021				May 30, 2020
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$264.0	$181.5	$176.0	$621.5	$275.6	$114.7	$85.4	$475.7
% change from PY	(4.2)%	58.2%	106.1%	30.6%

Adjustments
Currency Translation Effects (1)	(1.5)	(11.3)	(0.4)	(13.2)	—	—	—	—
Net Sales, organic	$262.5	$170.2	$175.6	$608.3	$275.6	$114.7	$85.4	$475.7
% change from PY	(4.8)%	48.4%	105.6%	27.9%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

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	Twelve Months Ended				Twelve Months Ended
	May 29, 2021				May 30, 2020
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$1,194.0	$669.0	$602.1	$2,465.1	$1,598.2	$502.8	$385.6	$2,486.6
% change from PY	(25.3)%	33.1%	56.1%	(0.9)%
Adjustments
Acquisitions	(10.6)	(87.3)	—	(97.9)			—	—
Currency Translation Effects (1)	(1.8)	(19.6)	(0.5)	(21.9)	—	—	—	—
Net Sales, organic	$1,181.6	$562.1	$601.6	$2,345.3	$1,598.2	$502.8	$385.6	$2,486.6
% change from PY	(26.1)%	11.8%	56.0%	(5.7)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

E. Organic Order Growth (Decline) by Segment

	Three Months Ended				Three Months Ended
	May 29, 2021				May 30, 2020
	North America	International	Retail	Total	North America	International	Retail	Total
Orders, as reported	$303.1	$192.6	$193.7	$689.4	$304.2	$124.1	$107.0	$535.3
% change from PY	(0.4)%	55.2%	81.0%	28.8%

Adjustments
Acquisitions	—	—	—	—			—	—
Currency Translation Effects (1)	(2.1)	(12.2)	(0.4)	(14.7)			—
Orders, organic	$301.0	$180.4	$193.3	$674.7	$304.2	$124.1	$107.0	$535.3
% change from PY	(1.1)%	45.4%	80.7%	26.0%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

	Twelve Months Ended				Twelve Months Ended
	May 29, 2021				May 30, 2020
	North America	International	Retail	Total	North America	International	Retail	Total
Orders, as reported	$1,126.9	$676.6	$637.7	$2,441.2	$1,613.7	$526.5	$398.4	$2,538.6
% change from PY	(30.2)%	28.5%	60.1%	(3.8)%

Adjustments
Acquisitions	(7.4)	(94.3)	—	(101.7)			—	—
Currency Translation Effects (1)	(2.4)	(20.7)	(0.4)	(23.5)			—	—
Orders, organic	$1,117.1	$561.6	$637.3	$2,316.0	$1,613.7	$526.5	$398.4	$2,538.6
% change from PY	(30.8)%	6.7%	60.0%	(8.8)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

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F. Design Within Reach Studio Metrics

	Studio Count				Studio Selling Square Footage
	Three Months Ended		Twelve Months Ended		Three Months Ended		Twelve Months Ended
	5/29/21	5/30/20	5/29/21	5/30/20	5/29/21	5/30/20	5/29/21	5/30/20
Beginning of Period	34	34	34	35	376,052	382,752	376,052	389,247
Studio Openings	1	—	1	1	2,200	—	2,200	8,730
Studio Closings	—	—	—	(2)	—	—	—	(15,225)
End of Period	35	34	35	34	378,252	382,752	378,252	382,752
Comparable Studios, End of Period*	34	31	34	29
Non-Comparable Studios, End of Period	1	3	1	5
DWR Comparable Brand Sales*	72.5%	(22.8)%	20.3%	(4.0)%
*DWR comparable brand sales reflect the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and eCommerce. Comparable studios reflect studios that were fully operational for the applicable current and prior year periods.
Note: Retail segment sales also include sales through eCommerce, outlet store, call center and wholesale channels.

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Q&A Webcast
The Company will host a live question and answer webcast to discuss the results of the fourth quarter of fiscal 2021 on Tuesday, June 29, 2021, at 9:30 am ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at http://investors.hermanmiller.com/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller
Herman Miller is a globally recognized leader in design. Since its inception in 1905, the company’s innovative, problem-solving designs and furnishings have inspired the best in people wherever they live, work, learn, heal, and play. In 2018, Herman Miller created Herman Miller Group, a purposefully selected, complementary family of brands that includes Colebrook Bosson Saunders, DWR, Geiger, HAY, Maars Living Walls, Maharam, naughtone, and Nemschoff. Guided by a shared purpose—design for the good of humankind—Herman Miller Group shapes places that matter for customers while contributing to a more equitable and sustainable future for all. For more information visit www.hermanmiller.com/about-us.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the Company itself. These include statements regarding outlook, future growth opportunities, expectations regarding the COVID-19 pandemic and recovery and innovation initiatives, the anticipated benefits of the proposed transaction with Knoll, the anticipated impact of the proposed transaction with Knoll on the combined company's business and future financial and operating results, and the anticipated closing timing of the proposed transaction with Knoll. These include statements under the “Outlook” and “Focused on the Future” sections of this release, as well as other statements regarding our growth opportunities, expectations regarding the COVID-19 pandemic and recovery and innovation initiatives, the anticipated benefits of the proposed transaction with Knoll, the anticipated impact of the proposed transaction with Knoll on the combined company's business and future financial and operating results, and the anticipated closing timing of the proposed transaction with Knoll . Words like "will," “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "foresees," "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, our success in initiatives aimed at achieving long-term profit optimization goals, the risk that the anticipated benefits of our pending combination with Knoll will not be realized, on the anticipated timing or at all, the risk that the conditions to closing of the combination with Knoll will not be satisfied, on the anticipated timing or at all, risks arising from litigation relating to the combination with Knoll, the risk that the anticipated benefits of the combination with Knoll will be more costly to realize than expected, the effect of the announcement of the combination with Knoll on the ability of Herman Miller or Knoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Herman Miller or Knoll does business, or on Herman Miller's or Knoll's operating results and business generally; risks that the combination with Knoll disrupts current plans and operations and the potential difficulties in employee retention as a result of the transactions, the ability of Herman Miller to successfully integrate Knoll's operations, the ability of Herman Miller to implement its plans, forecasts and other expectations with respect to Herman Miller's business after the completion of the transaction and realize expected synergies, business disruption following the closing of the combination with Knoll, employment and general economic conditions, the pace of economic recovery in the U.S. and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, changes in future tax legislation or interpretation of current tax legislation, the ability to increase prices to absorb the additional costs of raw materials, changes in global tariff regulations, the financial strength of our dealers and the financial strength of our customers, our ability to locate new retail studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product

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innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, our ability to integrate and benefit from acquisitions and investments, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, natural disasters, public health crises, disease outbreaks, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Merger and Where to Find It
In connection with the proposed transaction, the Company filed with the SEC a registration statement on Form S-4 on May 24, 2021 (as amended on June 9, 2021) that includes a joint proxy statement of the Company and Knoll and that also constitutes a prospectus of the Company. On June 11, 2021, the registration statement was declared effective by the SEC and the Company and Knoll each filed the definitive joint proxy statement/prospectus in connection with the proposed transaction with the SEC. the Company and Knoll commenced mailing the definitive joint proxy statement/prospectus to stockholders of Knoll and shareholders of the Company on or about June 11, 2021. Each of the Company and Knoll intends to file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the definitive joint proxy statement/prospectus or registration statement or any other document that the Company or Knoll may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the registration statement and definitive joint proxy statement/prospectus and all other documents containing important information about the Company, Knoll and the proposed transaction, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company may be obtained free of charge on the Company’s website at https://investors.hermanmiller.com/sec-filings or by contacting the Company’s Investor Relations department at investor@hermanmiller.com. Copies of the documents filed with the SEC by Knoll may be obtained free of charge on Knoll’s website at https://knoll.gcs-web.com/sec-filings or by contacting Knoll’s Investor Relations department at Investor_Relations@knoll.com.

Participants in the Solicitation
The Company, Knoll and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s proxy statement for its 2020 Annual Meeting of Shareholders, which was filed with the SEC on September 1, 2020, and the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2020, which was filed with the SEC on July 28, 2020, as well as in a Form 8-K filed by the Company with the SEC on July 17, 2020. Information about the directors and executive officers of Knoll, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Knoll’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 1, 2021, and Knoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 1, 2021. Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction by reading the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the definitive joint proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from the Company or Knoll using the sources indicated above.

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This press release contains references to certain websites. Such additional information about the Company has been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.
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